FOR IMMEDIATE RELEASE

Contact:

Probe Manufacturing, Inc.

Kam Mahdi, Chairman and CEO

949-273-4990 X814

kmahdi@probeglobal.com

or

John Bennett, CFO

949-273-4990 X807

jbennett@probeglobal.com

Probe Manufacturing Reports

Estimated Earnings for 2nd Quarter 2012

Irvine, California, (July 24, 2012) Probe Manufacturing, Inc., (OTC QB : PMFI), a global electronics design & manufacturing services company expects to report for the second quarter of 2012:

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Gross revenue between $1.6 million and $1.65 million for the second quarter of 2012 compared to $1,164,312 for the same period in 2011, a 37% to 42% increase;

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Positive EBITDA between $124,000 and $125,000 for the second quarter 2012 as compared to $59,688 for the second quarter 2011, a 108% to 109% increase; and

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A sales backlog of approximately $2 million as of June 30, 2012.

The above amounts are subject to the completion of the Company's internal audit and review by its independent registered public accounting firm.

"Our management team and employees were tasked this quarter with streaming manufacturing processes and maximizing production efficiencies while still growing customer bookings", PMI CEO Kambiz Mahdi said. "As a result, we expect to announce positive EBITDA, 10 consecutive quarters of profitability and expect to announce between $1.6 and $1.65 million in gross revenue, which is the Company’s strongest quarter in terms of revenue since 2008. We continue to lay the foundation for a strong recurring revenue base," Mr. Mahdi said. "Our strategy is to win customers with our low cost and flexible manufacturing services and to grow with them through strong customer service."

About Probe Manufacturing, Inc.

Probe Manufacturing is a global electronics design & manufacturing services company providing technological innovators with business services through our factory in California as well as factories Worldwide. Headquartered in Irvine, California, Probe has been serving industrial, instrumentation, medical, aerospace, defense, and automotive industries since 1994. Probe’s common stock is traded on the OTC Market QB under the symbol PMFI. Further information is available on Probe’s website: www.probeglobal.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to whether Probe’s can maintain its revenue growth experienced in the second quarter of 2012; whether the company will continue to be profitable as its customer sales grow and whether the company’s low cost and flexible service will continue to be attractive to customers and profitable to the company.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and market conditions; uncertainties regarding changes in the EMS industry; the uncertainties relating to the implementation of our global business strategy; and other risk factors as outlined in the company’s periodic reports, as filed with the U.S. Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Endnotes

17475 Gillette Avenue

Irvine, CA 92614

949.273.4990 main

949.273.4990 fax

www.probeglobal.com